CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the May 1, 1999 Prospectus Supplement constituting part of the Registration Statement No. 333-17671 on Form S-6 that this Post-Effective Amendment No. 4 amends of (1) our report dated February 8, 1999 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1998, and (2) our report dated February 8, 1999 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1998, which reports appear in the May 1, 1999 Prospectus Supplement. We also consent to the reference to us under the heading "Financial Statements" in the May 1, 1999 Prospectus Supplement.



/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP
    New York, New York
    August 26, 1999